Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION.

2 MAY 2014

STATEMENT FROM PFIZER INC. (“PFIZER”)

POSSIBLE OFFER FOR ASTRAZENECA PLC

(“ASTRAZENECA”)

This is an announcement of a possible offer falling under Rule 2.4 of the City Code on Takeovers and Mergers (the “Code”). It does not represent a firm intention to make an offer under Rule 2.7 of the Code. Accordingly, there can be no certainty that any offer will ultimately be made even if the pre-conditions referred to below are satisfied or waived.

PFIZER CONFIRMS DELIVERY OF INCREASED PROPOSAL TO ASTRAZENECA

•	Proposal represents a substantial premium of 32% for AstraZeneca shareholders[1]

•	Proposal represents a 39% premium to the closing price of £35.86 on 3 January 2014, being the trading day immediately prior to the date of Pfizer’s January proposal

•	AstraZeneca shareholders would receive, for each AstraZeneca share, 1.845 shares in the combined company and 1,598 pence in cash, representing an indicative value of £50.00 ($84.47) per share[2]

Pfizer Inc. (“Pfizer”) today announces that, having consulted with major shareholders, it has submitted a revised written proposal to AstraZeneca PLC (“AstraZeneca”) to make an offer to combine the two companies. Pfizer hopes that the increased proposal will provide the basis for AstraZeneca to engage with Pfizer and enter into discussions relating to a possible combination of the two companies. Pfizer’s Chairman and CEO contacted AstraZeneca’s Chairman prior to the issuance of this announcement and

[1]	On the basis of Pfizer’s closing share price of $31.15 (and an exchange rate of $1.00:£0.5919) on 1 May 2014 and AstraZeneca’s closing share price of £37.82 on 17 April 2014 (the latest trading date preceding speculation of an offer by Pfizer for AstraZeneca).
[2]	On the basis of Pfizer’s closing share price of $31.15 (and an exchange rate of $1.00:£0.5919) on 1 May 2014, the proposal comprises, for every AstraZeneca share, consideration of 1.845 shares in the combined entity and 1,598 pence in cash. Pfizer reserves the right to make an offer at a lower price and to revise the form and mixture of consideration, as described elsewhere in this announcement.

AstraZeneca indicated it would respond after its board has reviewed the proposal. A copy of the letter sent by Pfizer to the Chairman of AstraZeneca setting forth the terms of the proposal will be filed with the U.S. Securities and Exchange Commission and is included in Appendix 1 to this announcement.

Pfizer has proposed to AstraZeneca a combination of the two companies pursuant to which AstraZeneca shareholders would receive, for each AstraZeneca share, 1.845 shares in the combined entity and 1,598 pence in cash. The proposal represents an indicative value of £50.00 ($84.47) per AstraZeneca share, based on Pfizer’s closing share price of $31.15 (and an exchange rate of $1.00:£0.5919) on 1 May 2014. The proposal would provide an opportunity for AstraZeneca shareholders to achieve significant value immediately upon closing of the transaction and at the same time participate in the short, medium and long-term value creation expected from the combination.

On the basis of Pfizer’s closing share price of $31.15 on 1 May 2014 and an exchange rate of $1.00:£0.5919 on 1 May 2014, the proposal represents a premium of approximately:

•	32% to the unaffected closing price of £37.82 on 17 April 2014 (being the date before market speculation of a possible offer by Pfizer for AstraZeneca);

•	39% to the closing price of £35.86 on 3 January 2014, being the trading day immediately prior to the date of Pfizer’s January proposal;

•	7% to the indicative value of Pfizer’s January proposal of £46.61 per AstraZeneca share; and

•	22% to AstraZeneca’s all time high closing price (prior to 17 April 2014) of £41.03 since formation of the company in 1999.

Commenting on the proposal, Ian Read, Chairman and CEO of Pfizer, said:

“We have seen significant positive market reaction to the announcement we made on April 28, including from the shareholders of both our companies. The consistent message we have heard reinforces our belief that there is a highly compelling strategic, business and financial rationale for combining our businesses, with significant benefits for shareholders and stakeholders of both companies. We believe our proposal is responsive to the views of AstraZeneca shareholders and provides a sound basis upon which to arrive at recommendable terms for the combination of our two companies.”

The making of any firm offer by Pfizer would be subject to the following pre-conditions (which may be waived in whole or in part by Pfizer):

•	satisfactory completion of a customary due diligence review by Pfizer;

•	unanimous recommendation by the board of directors of AstraZeneca to vote in favour of the combination; and

•	the directors of AstraZeneca giving irrevocable undertakings to accept any offer in respect of their AstraZeneca shares on terms reasonably satisfactory to Pfizer.

Pfizer reserves the right to introduce other forms of consideration and/or vary the mix of consideration and waive in whole or in part any of the pre-conditions to making an offer. There can be no certainty that any offer will ultimately be made even if the pre-conditions referred to above are satisfied or waived, in whole or in part.

Pfizer reserves the right to make an offer for AstraZeneca at any time for less than the equivalent of £50.00 ($84.47) for each AstraZeneca share:

(i)	with the agreement or recommendation of the AstraZeneca board;

(ii)	if a third party announces a firm intention to make an offer for AstraZeneca which, as at the date Pfizer announces a firm intention to make an offer for AstraZeneca, is valued at a lower price than the equivalent of £50.00 ($84.47) for each AstraZeneca share;

(iii)	following the announcement by AstraZeneca of a whitewash transaction[3] pursuant to the Code; or

(iv)	in the event that any AstraZeneca dividend is declared, made or paid in excess of what is expected by the consensus analyst forecasted dividends of 53.3 pence[4] per share due to be announced by AstraZeneca on 31 July 2014, a £ for £ adjustment reduction equal to the excess amount.

A copy of this announcement will be available on Pfizer’s website at www.pfizer.com.

Pfizer Contacts

Investors

Chuck Triano

+1 (212) 733 3901

[3]	Broadly, a whitewash transaction is one in which a person, alone or together with parties concerted with such person, acquires or consolidates control in AstraZeneca pursuant to the acquisition of shares issued by AstraZeneca.
[4]	On the basis of the median consensus analyst forecast full year dividend of $2.80 per AstraZeneca share for the financial year ending 31 December 2014 sourced from Bloomberg on 27 April 2014; the historical split of first interim dividend of $0.90 per AstraZeneca share and second interim dividend of $1.90 per AstraZeneca share for the two previous financial years; and an exchange rate of $1.00:£0.5919.

Ryan Crowe

+1 (212) 733 8160

U.S. Media

Joan Campion

+1 (212) 733 2798

Andrew Topen

+1 (212) 733 1338

U.K. Media

Andrew Widger

+44 1737 330 909

BofA Merrill Lynch

+44 (0) 20 7996 1000

Fares Noujaim

Adrian Mee

Michael Findlay

Geoff Iles

Guggenheim Securities

+1 (212) 901 9371

Alan Schwartz

Ken Springer

Jim Ferency

J.P. Morgan

+44 (0) 20 7742 4000

Steve Frank

Laurence Hollingworth

Mark Breuer

Christopher Dickinson

Merrill Lynch, Pierce, Fenner & Smith Inc and Merrill Lynch International, subsidiaries of Bank of America Corporation, are acting exclusively for Pfizer in connection with the possible offer and for no one else and will not be responsible to anyone other than Pfizer for providing the protections afforded to their clients or for providing advice in relation to this announcement or any matters referred to herein.

Guggenheim Securities, LLC (“Guggenheim Securities”), which is regulated as a broker-dealer by the Financial Industry Regulatory Authority in the United States, is acting as a financial adviser to Pfizer in relation to the possible offer and no-one else in connection with this announcement or the possible offer referred to herein, and will not be responsible to any person other than Pfizer for providing the protections afforded to customers or clients of Guggenheim Securities nor for providing any advice in relation to the possible offer or any matters referred to herein.

J.P. Morgan Securities LLC (“J.P. Morgan”), together with its affiliate J.P. Morgan Limited (which conducts its U.K. investment banking business as J.P. Morgan Cazenove and which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Pfizer in connection with the possible offer and for no one else, and is not, and will not be, responsible to anyone other than Pfizer for providing the protections afforded to clients of J.P. Morgan or its affiliates, or for providing advice in relation to the possible offer or any other matters referred to in this announcement.

Disclosure requirements of the Takeover Code (the “Code”)

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

Disclosures are therefore required in the shares of Pfizer and AstraZeneca.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Forward-Looking Statements

This announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of Pfizer and the combined businesses of AstraZeneca and Pfizer and certain plans and objectives of Pfizer with respect thereto, including the expected benefits of a potential combination as well as whether a potential combination will be pursued. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use future dates or words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the possibility that a possible offer will not be pursued or will be pursued on different terms and conditions, failure to obtain necessary regulatory approvals or any required financing or to satisfy any of the other conditions to a possible combination, adverse effects on the market price of Pfizer’s common stock and on Pfizer’s operating results because of a failure to complete the possible combination, failure to realise the expected benefits of the possible combination, negative effects of this announcement or the consummation of the possible combination on the market price of Pfizer’s common stock, significant transaction costs and/or unknown liabilities, general economic and business conditions that affect the combined companies following a possible combination, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business combinations or disposals and competitive developments. These forward-looking statements are based on numerous assumptions and assessments made by Pfizer in light of its experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause Pfizer’s plans with respect to AstraZeneca, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. Pfizer assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law. A further list and description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended 31 December 2013 and in its subsequent reports on Form 10-Q and Form 8-K, the contents of which are not incorporated by reference into, nor do they form part of, this announcement.

Additional U.S.-Related Information

This document is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Pfizer or AstraZeneca. Subject to future developments, Pfizer may file a registration statement and/or tender offer documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with a possible combination. Pfizer and AstraZeneca shareholders should read those filings, and any other filings made by Pfizer with the SEC in connection with a possible combination, as they will contain important information. Those documents, if and when filed, as well as Pfizer’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Pfizer’s website at www.pfizer.com.

Appendix 1 – Letter to Board of Directors of AstraZeneca

May 2, 2014

AstraZeneca (Headquarters)

2 Kingdom Street

Paddington

London W2 6BD

For the attention of: Leif Johansson Esq, Chairman

Dear Leif,

Further to my telephone call, I am writing to set out the proposed terms of a strategic combination of Pfizer Inc. (“Pfizer”) and AstraZeneca PLC (“AstraZeneca”). As discussed, due to recent speculation, we will publish our revised proposal today before the U.K. markets open. Although we would have liked more time to meet privately to discuss our revised proposal, I believe that our revised terms are sufficient for you to agree to meet with us to discuss a possible combination and to work constructively towards a recommended transaction.

As you know, there has been significant positive market reaction to the announcement we made on April 28, including from the shareholders of both our companies. We have also had productive discussions with the U.K. Government regarding a potential combination. The consistent message from leading shareholders reinforces our belief that there is a highly compelling strategic, business and financial rationale for combining our businesses, with significant benefits for all our stakeholders. We believe our revised terms will be viewed by the market as a basis for engagement.

We continue to believe that it remains in the best interests of shareholders for Pfizer and AstraZeneca to pursue a friendly, negotiated transaction that can be recommended by both our boards. We recognize the value of AstraZeneca and its prospects and we have significantly increased the financial terms of our January 2014 proposal, as described below.

Rationale for the Proposal

As you know, we have great respect for AstraZeneca and its rich heritage in both the United Kingdom and Sweden. We have a unique opportunity to create what we believe would be a leading company in our industry, with compelling benefits for our shareholders, patients and other constituencies.

As we have already discussed, Pfizer has restructured its business into the Global Established Pharmaceutical, Global Innovative Pharmaceutical and Vaccines, Oncology and Consumer Healthcare businesses, internally separating operations with different characteristics, fundamentals and market approaches. Our new structure allows greater transparency and focus on performance, returns and investment. AstraZeneca is a uniquely attractive fit across each of our businesses and we believe that the combination of AstraZeneca and Pfizer would yield numerous benefits, including those described in our previous announcement.

The Proposal

Under our revised proposal, AstraZeneca and Pfizer would be combined under a new U.K. incorporated holding company. AstraZeneca shareholders would receive 1.845 shares in the new parent company and 1,598 pence in cash for each AstraZeneca share, representing a current indicative value of £50.00 ($84.47) per AstraZeneca share.1 Based on these terms, Pfizer and AstraZeneca shareholders would own approximately 73% and 27%, respectively, of the new parent company. Our revised proposal values AstraZeneca at approximately £64 billion.

Our revised proposal represents a premium of approximately:

(i)	32% to the unaffected closing price of £37.82 on April 17, 2014 (being the date before market speculation of a possible offer by Pfizer for AstraZeneca);

(ii)	39% to the closing price of £35.86 on January 3, 2014, being the trading day immediately prior to the date of our January proposal;

(iii)	7% to the indicative value of our January proposal of £46.61 per AstraZeneca share; and

(iv)	22% to AstraZeneca’s all time high closing price (prior to April 17, 2014) of £41.03 since formation of the company in 1999.

As we have stated publicly, we believe a combination presents a compelling opportunity for AstraZeneca’s shareholders to realize an immediate premium on their AstraZeneca holdings as well as share in significant future value creation potential and the highly attractive prospects of the combined company. Based on the limited information available to us to date, we believe our revised proposal is fully valued. We would like to engage with you in order to obtain a better understanding of AstraZeneca’s business and prospects.

Research and Development

One of the key attractions of AstraZeneca to Pfizer is its great skills base of researchers, clinicians and technicians, as well as its strong track record of conducting innovative research such as in the Cambridge cluster where high-tech industries have proximity to leading academic institutions and to the NHS.

Pfizer itself has a significant number of colleagues, including scientists, doctors and researchers, working in our own research centers at Cambridge and Sandwich. We understand the importance of R&D in Britain and the Cambridge cluster in particular and this would be high on our agenda for discussions with you.

Management and Employees

At Pfizer, we seek to value and reward talented people, however they join us. We have a long track record of successfully integrating businesses and would use this experience to support a successful combination of our respective organizations, seeking to retain the best employees while balancing speed of execution and the desire to minimize business disruption.

[1]	On the basis of Pfizer’s closing share price of $31.15 (and an exchange rate of $1.00:£0.5919) on May 1, 2014.

We recognize the strength of your management team and the tremendous expertise and value of your employees. We believe the combined company could offer exciting opportunities for AstraZeneca’s management and employees. We are keen to meet with senior management at an early stage to discuss appropriate roles for AstraZeneca’s key personnel in the combined business.

Transaction Structure and Implementation

As we stated in our public announcement, we are highly confident that a combination of our companies is capable of being consummated. Our revised proposal would allow shareholders of the combined company to benefit from the enhanced value expected to be created through operational and financial synergies. We envision that the combined company would be listed on the New York Stock Exchange. As a multinational corporation, the combined company’s management team would work from multiple locations. As such, we expect that the combined company would continue to have management in various locations, including both the U.S. and the U.K., although we anticipate that the combined company would maintain its head office in New York.

Next Steps

It is in the best interests of both our companies and our shareholders that we now meet to discuss a mutually agreeable basis for pursuing a transaction.

We understand you and the board of AstraZeneca will be reviewing our proposal and we look forward to the opportunity to begin discussions in due course.

Sincerely,

Ian Read
Chairman and Chief Executive Officer

SCHEDULE

Principal Assumptions

Our revised proposal is based on a review of publicly available information and on a number of important assumptions, including the following:

(i)	1,261.9 million AstraZeneca ordinary shares outstanding (excluding treasury shares) and 1,283.6 million AstraZeneca shares outstanding on a fully-diluted basis (treasury stock method) based on AstraZeneca’s 2.10 announcement of May 1, 2014, AstraZeneca’s Annual Report 2013 and AstraZeneca’s First Quarter Results as of March 31, 2014;

(ii)	£78.9 million of proceeds from the exercise of all in-the-money options (treasury stock method);

(iii)	$7,267 million of total net debt, including retirement benefit obligations, non-controlling interests and other investments based on AstraZeneca’s First Quarter Results as of March 31, 2014; and

(iv)	Approximately 53.3 pence dividend to be paid to AstraZeneca shareholders in September 2014.

In addition, we have assumed that there are no material issues relating to intellectual property, tax, insurance, litigation, pensions or other material contracts that have not already been publicly disclosed.

We would look to confirm these and other important assumptions during due diligence to confirm that our revised proposal accurately reflects the current position and future prospects of AstraZeneca.

Due Diligence

We and our advisors have devoted significant time and resources and conducted an extensive review of AstraZeneca to put together this proposal. We will need to conduct customary due diligence and we expect that you will wish to do the same with respect to Pfizer’s business. In order to proceed quickly, we believe that it is in the best interests of both Pfizer and AstraZeneca to start due diligence as soon as possible. We, together with our advisors, stand ready to commence due diligence immediately.

Conditions

The announcement of a firm offer would be subject to the satisfaction or waiver of the following pre-conditions:

(i)	satisfactory completion of our due diligence;

(ii)	receipt of an unanimous and unqualified recommendation from your board of directors encouraging your shareholders to accept the offer;

(iii)	receipt of undertakings, on terms reasonably satisfactory to Pfizer, from your directors to accept the offer in respect of their shareholdings and shares acquired on exercise of their options.

Any offer we made would also be pre-conditioned upon receipt of certain competition approvals and be subject to terms and conditions customary for a recommended U.K. public offer. Final approval of the full terms of the proposal by the shareholders of Pfizer will also be required. We envisage that our shareholder vote would take place concurrently with the scheme of arrangement.

Non-Binding Nature of Proposal

This letter and our proposal is a non-binding indication of interest intended to encourage you to meet with us to discuss a possible combination. This letter and our proposal do not constitute an offer or impose any obligation to make an offer, nor do they evidence an intention to make an offer within the meaning of the City Code on Takeovers and Mergers (the “Code”). For the avoidance of doubt, this letter and our proposal are not intended to give rise to an obligation to make an announcement under Rule 2 of the Code. In addition, nothing in this letter or our proposal is intended to create a legally binding agreement or obligation on either AstraZeneca or Pfizer.

We reserve the right to terminate, amend or withdraw our proposal at any time and for any reason.